Exhibit 10.1

June 27, 2013

Gokul Hemmady
1855 Saint Francis Street
Apartment 2006
Reston, Virginia 20190

Dear Gokul,

We are pleased you have accepted a long-term international assignment from NII Holdings, Inc. (“NII”) to Nextel Brazil. We trust this will be a mutually beneficial experience for you as well as NII. While on assignment, you will continue to be an employee of NII, temporarily assigned to Nextel Brazil. Your title will be Chief Operating Officer of NII and President of Nextel Brazil reporting to Steve Shindler, Chief Executive Officer.

This letter confirms the mutual understanding between you and NII of the terms and conditions applying to your assignment and relocation.

Assignment term

The effective date of your assignment is anticipated to be July 1, 2013, but is dependent upon securing the proper visa/work permit prior to departure. The duration of your assignment is expected to be 24 months from the effective date. The assignment may be extended or shortened, according to the business needs of NII and/or your own personal considerations, and as mutually agreed upon by you and NII. The assignment will last no longer than a total of 36 months. If the assignment was to extend beyond 36 months then the position would be localized to a Nextel Brazil position.

Home country

For purposes of determining and administering assignment-related benefits and payments, your home country is the United States and will be deemed to be so for the duration of this assignment.

Compensation and benefits

Your initial annual base compensation as of the effective date of your assignment will be U.S. $647,500, which will be paid via U.S. payroll.

During your assignment, your base salary will be reviewed and adjusted as determined by the Compensation Committee of the Board of Directors of NII (the “Compensation Committee”).

The target bonus will be 100% of your base salary, with the targets and payout as determined by the Compensation Committee and paid via U.S. payroll.

PLEASE NOTE: Bonus amounts are calculated on base salary only - assignment allowances, differentials and assignment-related reimbursement amounts are not taken into account when calculating bonus.

The local holidays and work hours will apply while you are on assignment in Nextel Brazil. Your vacation allotment will follow Nextel Brazil's guidelines.

While on assignment, you will continue to participate in your home country medical, dental, retirement savings, pension and/or other programs, insofar as it is legally allowable to do so. You will also be placed in the host country medical plan.

Nextel Brazil insurance and benefit plans for which you will be eligible are as follows:

1.	Omint Executive Health Plan - International network and private room;

2.	Dental plan: Brazilian Odontoprev Plan with reimbursement;

3.	Free parking lot; and

4.	Mobile phone with all expenses covered by Nextel Brazil for you and your relatives, according to Nextel Brazil's internal benefits policy guiding the use of devices to employees.

Assignment-related support

Tax equalization
The aim of the tax equalization policy is to maintain, insofar as it is possible to do so, the same or similar tax obligation for you while on assignment as you would have had were you to have remained in your home country.

A calculation of the estimated taxes you would have paid had you not accepted an international assignment, commonly referred to as “hypothetical tax,” will be calculated and withheld from your pay each pay period, in lieu of actual income taxes. Actual social taxes (e.g., U.S. Social Security and Medicare) will continue to be withheld.

In order to understand the provisions of the tax equalization and process, you will be required to attend a tax consultation with NII's tax services provider, Ernst &Young, LLP. To ensure that tax is paid as and when required, NII has retained international tax consultants to assist in the preparation and filing of U.S. federal and state (if applicable) income tax returns. Only the consultants designated by NII may be used. The extent of this tax consultant service to you is as follows:

•	Consultation with the tax consultant service while in your foreign assignment location to assist you in the preparation of annual returns;

•	Up to two consultations upon final return, if appropriate.

Expenses of up to U.S. $5,000 per year for tax counseling provided to you will be paid directly to the consultant by NII. Nextel Brazil will pay the total income tax differential due on your behalf directly to the Brazilian government. Penalties and interest owing or costs relating to the preparation of amended returns, together with incremental consultant's fees that result from your failure to comply with the established procedure, may result in NII charging you with these amounts.

Housing & utilities - assignment location
Nextel Brazil will provide you housing assistance in the form of a housing allowance of up to U.S. $288,000 annually, which will be paid directly to the landlord and represents the amount required to rent appropriate accommodations in Sao Paolo, Brazil.

Foreign Service Premium
A Foreign Service Premium of U.S. $194,250 (net of taxes), which is equal to 30% of your annual base salary and will be adjusted if your annual base salary changes, will be paid to you by Nextel Brazil to compensate you for the increased costs associated with your and your family's living expenses in the assignment location. The amount Foreign Service Premium will be paid in Brazilian currency and will be calculated using the foreign currency exchange rate at the time of your incorporation into Nextel Brazil's payroll and will not be subject to further adjustment for foreign currency fluctuation. The Foreign Service Premium will be paid in equal installments through Nextel Brazil's monthly payroll.

Car
A one-time car allowance of up to U.S. $200,000 will be paid by Nextel Brazil to the vendor to provide you with a vehicle during your assignment. The vehicle will be owned by Nextel Brazil, but will be available to you for your personal and business use. You will also be provided with a driver employed by Nextel Brazil during your assignment. Nextel Brazil will cover the payroll tax obligation relating to your use of the car during your assignment.

Language & Cultural Training
Nextel Brazil will provide language and cultural lessons for you to a maximum cost of U.S. $30,000. The language of instruction must be the language of the host country. Nextel Brazil Human Resources will provide the training options and locations as well as coordinate payment for the training services.

Relocation

Relocation Allowance
In acknowledgement of the miscellaneous costs associated with relocating, you will receive a one-time lump sum payment of U.S. $40,000. This allowance will be paid to you once you have received your Brazilian visa.

Work permit / visa
The work permit and visa are the most critical documents for your international assignment. Nextel Brazil will provide assistance in procuring appropriate work permit and visa documentation for you. Nextel Brazil will cover the costs associated with this process. Please make every effort to prepare and/or submit any documentation requested of you in a timely manner.

Air Shipment and Sea Shipment
Up to U.S. $35,000 will be paid by Nextel Brazil to the vendor for the shipment, insurance and import taxes due on household goods that are moved from the U.S. to your residence in Brazil. Upon termination of your assignment, up to U.S. $35,000 will be paid by Nextel Brazil to the vendor for the shipment, insurance and taxes due on household goods that are moved from Brazil back to the U.S.

Air shipment is intended to accommodate immediate needs in the host location. Airfreight shipment should consist of personal effect items (such as clothing and linens). This shipment is not intended for furniture or bulky items due to the high cost of air shipping.

The bulk of your household items should be sent via surface or sea shipment.

Please note that the foregoing does not constitute an employment contract and does not represent a guarantee of continued employment for any period of time. Employment with NII is considered to be “at will” and may be terminated by NII or you at any time for any reason, with or without cause or prior notice.

Please indicate your understanding and acceptance of the provisions set forth above by signing and dating two copies of this letter. Please retain one copy for your records and return the other copy to me.

Sincerely,	I accept the offer and agree to its terms.

NII HOLDINGS, INC.

/s/ Steven Shindler	/s/ Gokul Hemmady
By: Steven Shindler	Gokul Hemmady
Title: Chief Executive Officer
June 30, 2013	July 11, 2013